Exhibit 99.1

Investor Contact:	Media Contact:
Joanne Keates	Todd Evans
Vice President, Investor Relations	Corporate Communications
(714) 444-8551	(714) 445-3066
joanne.keates@mscsoftware.com	todd.evans@mscsoftware.com

MSC.Software Announces Certain

First Quarter Financial Information

SANTA ANA, Calif. – April 27, 2005 - MSC.Software Corp. (OTC:  MNSC), today announced certain financial information for the first quarter ended March 31, 2005. As previously disclosed, MSC.Software will restate its financial statements for the periods subsequent to December 31, 2000. Since the Company is unable to quantify the exact impact of the restatement on its financial results at this time, the Company can only give limited information regarding its first quarter.

Cash, cash equivalents and investments at March 31, 2005 stood at $89.5 million compared to $76.6 million at December 31, 2004. Gross accounts receivable were $78.9 million at March 31, 2005.  Days sales outstanding (DSOs) were 102 days at March 31, 2005. This compares to 88 days at December 31, 2004.

During the first quarter, operating expenses totaled $47.8 million compared to $42.9 million in the first quarter of last year. Net research and development expense totaled $8.3 million compared to $6.4 million in the first quarter last year.  In the first quarter, capitalized software totaled $3.3 million compared to $4.4 million in the first quarter last year.  Sales and marketing expense totaled $19.8 million compared to $19.8 million in the first quarter last year. General and administrative expense, including expenses of approximately $4.8 million related to special investigation, severance and other compensation charges and other one-time costs, totaled $18.1 million compared to $14.8 million in the first quarter of last year.  In the first quarter total other expenses were $1.5 million.

The global sales pipeline, which is the sales management and revenue forecasting tool that tracks potential customer contracts and engagements, grew to $338 million. There is no assurance that the pipeline amounts will result in executed contracts or revenues.  In the first quarter, the America’s pipeline rose to $126 million and key software and service transactions were signed with customers including GE Aircraft, the US Navy, Northrop, Honeywell and the Canadian Space Agency. In Europe, the pipeline stood at $92 million and key software and service engagements were signed with customers including Volkswagen, British Aerospace, BMW, FIAT and Rolls Royce.  In Asia-Pacific, the pipeline totaled $120 million and key software and service contracts were signed with customers including Sumitomo, Advics, Shanghai Automotive and Tata Motors.

“The management team and I were pleased with the Company’s performance in the first quarter and the progress we are making on reducing G&A as a percent of revenue,” said Bill Weyand, chairman and CEO, MSC.Software.

“From a business perspective, we had an excellent quarter in Asia Pacific and solid quarters in EMEA (Europe, Middle East and Africa) and North America.  The growth of the global pipeline continues to reflect our focus on growing partnerships with existing customers and aggressively tackling new markets.  We continue to see excellent growth in our services offerings, driven in large part by engagements with MSC.SimManager and our process/simulation automation implementations.  We are in the right place at the right time with our VPD strategy and the entire company is excited about our opportunities for success during the rest of this year and beyond.”

“Lastly, our finance team is working hard to complete the restatements.  The Company does not anticipate that the announced change in audit firms will have a negative impact on our restatement schedule and we are on track to have the restated financials turned over to our auditors during the month of May.”

Conference Call

A conference call to discuss first quarter results will be held today at 8:30 am Pacific Time. This conference call is being Webcast and can be accessed at the following URL: http://www.mscsoftware.com/ir/, or by dialing in to (800) 374-0151 in the U.S. or to
(706) 634-4981 for International callers. To participate in the live conference call, use the following conference ID code: 4587716.

An archived version of the conference call will be available at http://www.mscsoftware.com/ir/.  The teleconference replay will be available for 48 hours after the call at: U.S. (800) 642-1687 or Intl. (706) 645-9291 using the conference ID code: 4587716.

About MSC.Software Corporation

MSC.Software (OTC: MNSC) is the leading global provider of virtual product development (VPD) products including simulation software and services that help companies make money, save time and reduce costs associated with designing and testing manufactured products.  MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software and services.  MSC.Software employs more than 1300 people in 22 countries.  For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.